Exhibit 99.1

Spartanburg, SC-Based First National Bancshares, Inc. Announces Record
Earnings for Third Quarter and First Nine Months of 2005, Growth of 34% in Assets

          SPARTANBURG, S.C., Oct. 17 /PRNewswire-FirstCall/ -- First National Bancshares, Inc., (OTC Bulletin Board: FNSC) the bank holding company for First National Bank of the South, today announced financial results for the quarter and nine months ended September 30, 2005.

          Net income for the nine months ended September 30, 2005 was $2.0 million or $0.89 per diluted share compared to net income of $1.15 million or $.53 per diluted share in the same period last year, an increase of 73.9% in net income and 67.9% in earnings per diluted share.  For the quarter, First National posted net income of $812,000 or an increase of 55.9% over net income of $521,000 for the same period last year.  Earnings per diluted share rose to $.36 for the quarter, an increase of 50.0% over $.24 per diluted share for the quarter ended September 30, 2004.

          Total assets ended the quarter at $302.5 million, an increase of 34.4% over total assets of $225.0 million a year ago.  Total loans increased 32.9% to $234.0 million as compared to $176.1 million at September 30, 2004. Deposits ended the quarter at $248.4 million compared to $188.6 million at September 30, 2004, or an increase of 31.8%.

          Jerry L. Calvert, President and CEO, said, “We are very pleased with our financial performance to date in 2005.  Our growth in earnings continues to exceed our projections and our total assets surpassed the $300 million mark during the quarter.”

          Mr. Calvert stated, “We continue to expand our banking services with the recent addition of Saturday banking, at our main office, to serve our customers better.  In addition we plan to open our fourth full service branch, our first in the Charleston area located in Mt. Pleasant.  We are excited about the momentum we are carrying into the fourth quarter as we continue to explore opportunities for expansion in other growing markets.”

          The primary reason for the growth in earnings for the third quarter and nine months ended is the growth in net interest income, mainly due to the 37.2% increase in earning assets for both the quarter and nine months ended September 30, 2005, and an increase in the net interest margin of 16 and 27 basis points during the third quarter and nine months ended September 30, 2005, respectively, over the same periods in 2004.  The eight prime rate increases totaling 175 basis points during the fourth quarter of 2004 and the first nine months of 2005 also had a positive effect on earnings since the bank’s interest rate risk position is asset-sensitive.

          In addition, the allowance for loan losses was recorded at 1.15% of loans as of September 30, 2005 as compared to 1.25% of loans in 2004, reflecting our confidence in the outstanding credit quality in the loan portfolio. Net chargeoffs as a percentage of average loans have consistently been below industry averages since the bank’s inception. Management continues to review and evaluate the allowance for loan losses based on the performance of the loan portfolio.

          First National’s stock price closed at $24.00 on October 14, 2005.
          First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is quoted on the OTC Bulletin Board under the symbol FNSC.  It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South.

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions.  The banking division operates three full service offices in Spartanburg County under the name First National Bank of Spartanburg and will be opening a full service office in late October located in Mt. Pleasant. The small business lending division operates under the name First National Business Capital.  The division is based in Greenville and provides small business lending services to customers in the Carolinas and Georgia.  First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at www.firstnational-online.com.

          Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

	For the Nine Months Ended Sept. 30,		Increase/ (Decrease)
Income Statement Data
(unaudited)	2005	2004

	($’s In Thousands)
Net interest income	$6,811	$4,579	48.7%
Provision for loan losses	506	594	(14.8)%
Noninterest income	1,300	1,269	2.4%
Noninterest expense	4,564	3,560	28.2%
Income tax expense	1,037	542	91.3%
Net income	$2,004	$1,152	74.0%
Net interest margin	3.49%	3.22%	8.4%
Return on average assets	0.99%	0.77%	28.6%
Return on average equity	18.00%	12.05%	49.4%
Efficiency ratio	56.30%	60.89%	(7.5)%
Charge-offs as a % of average loans	0.04%	0.02%	—
Earnings per diluted share	$0.89	$0.53	67.9%
Weighted average shares outstanding
Basic	1,803,415	1,802,846	0.03%
Diluted	2,272,231	2,181,455	4.2%

	As of September 30,		Increase/ (Decrease)
Selected Balance Sheet Data
(unaudited)	2005	2004

	($’s In Thousands)
Assets	$302,541	$224,969	34.4%
Loans, net of unearned income	234,005	176,098	32.9%
Allowance for loan losses	2,693	2,201	22.4%
Deposits	248,431	188,556	31.8%

	For the Quarter Ended September 30,		Increase/ (Decrease)
Income Statement Data
(unaudited)	2005	2004

	($’s In Thousands)
Net interest income	$2,481	$1,724	43.9%
Provision for loan losses	74	193	(61.7)%
Noninterest income	487	531	(8.3)%
Noninterest expense	1,659	1,275	30.1%
Income tax expense	423	266	59.0%
Net income	$812	$521	55.9%
Net interest margin	3.45%	3.29%	4.9%
Return on average assets	1.09%	0.95%	14.7%
Return on average equity	21.03%	16.36%	28.5%
Efficiency ratio	55.9%	56.55%	(1.1)%
Charge-offs as a % of average loans	0.04%	0.03%	(66.7)%
Earnings per diluted share	$0.36	$0.24	50.0%
Weighted average shares outstanding
Basic	1,803,896	1,802,846	0.05%
Diluted	2,274,996	2,245,698	1.3%

SOURCE  First National Bancshares, Inc.
          -0-                                                  10/17/2005
          /CONTACT: Jerry L. Calvert of First National Bancshares, Inc., +1-864-594-5690, or cell, +1-864-590-8858/
          /Web site: http://www.firstnational-online.com /